Exhibit 5.1

May 5, 2016

EndoChoice Holdings, Inc.
11405 Old Roswell Road
Alpharetta, Georgia 30009

Re: EndoChoice Holdings, Inc. – Form S-8 Registration Statement

Ladies and Gentlemen:

I am the General Counsel and Corporate Secretary of EndoChoice Holdings, Inc., a Delaware corporation (the “Company”). In such capacity, I have advised the Company in connection with the registration under the Securities Act of 1933, as amended, of 1,384,415 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission. A portion of the Shares (1,040,481) have been reserved for issuance in connection with awards to be granted pursuant to the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan and a portion of the Shares (343,934) have been reserved for purchases to be made pursuant to the EndoChoice Holdings, Inc. Amended and Restated Employee Stock Purchase Plan (together the "Plans").

In such capacity, I have examined and have relied as to matters of fact upon original, certified, conformed or photographic copies of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures on all documents submitted to me as originals and the conformity to original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificate of public officials, I have assumed the same to be accurate and to have been given properly.  As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

This opinion is limited in all aspect to the federal laws of the United States of America and the laws of the States of Delaware and Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and the other limitations and qualifications set forth herein, I am of the opinion that, upon the issuance of the Shares pursuant to the Plans, such Shares will be validly issued, fully paid and non-assessable.

EndoChoice Holdings, Inc. | 11405 Old Roswell Road | Alpharetta, GA 30009 | t. 888-682-3636 | f. 866-567-8218 | www.endochoice.com

EndoChoice Holdings, Inc.
May 5, 2016

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur that could affect the opinions contained herein.  This letter is being rendered solely for the benefit of the Company in connection the matters addressed herein.  This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ James B. Young, Jr.

James. B. Young, Jr.
General Counsel and Corporate Secretary